GRAINGER REPORTS RESULTS FOR YEAR ENDED DECEMBER 31, 2017
Reports Fourth Quarter EPS of $2.63; $2.94 Adjusted EPS
Updates 2018 EPS Guidance

2017 Highlights

•	Sales of $10.4 billion, up 3 percent

•	Reported EPS of $10.02, up 2 percent

•	Adjusted EPS of $11.46, down 1 percent

•	Cash flow from operations of $1.1 billion, up 3 percent

•	Cash returned to shareholders of $910 million

Fourth Quarter Highlights

•	Sales up 7 percent, volume up 11 percent

•	Adjusted EPS up 20 percent

CHICAGO, Jan. 24, 2018 - Grainger (NYSE: GWW) today reported results for the year ended Dec. 31, 2017. Sales of $10.4 billion were up 3 percent versus $10.1 billion in 2016. Reported net earnings of $586 million declined 3 percent versus $606 million in 2016. Reported earnings per share of $10.02 were up 2 percent versus $9.87 in 2016.

“Overall we were pleased with the year. We made progress by removing the pricing barrier and improving service for customers while improving our cost structure. This continued in the fourth quarter with strong performance, as customers responded positively to our actions. We’re encouraged that we remain on track with our volume growth and expense management goals in an improving demand environment,” said DG Macpherson, Chairman and Chief Executive Officer. “In Canada, we are in the early stages of a business model reset and like the progress we are seeing. We remain focused in 2018 on providing the best experience and value for our customers,” he concluded.

The years 2017 and 2016 contained the following items that the company believes are not indicative of ongoing operations and have been adjusted to provide better comparability with prior periods. Excluding items in the table below, 2017 net earnings decreased 6 percent and earnings per share decreased 1 percent.

	Twelve Months Ended December 31,
	2017	2016	%
Diluted earnings per share reported	$10.02	$9.87	2%
Pretax adjustments:
Restructuring (United States)	0.76	0.56
Branch gains (United States)	(0.56)	(0.30)
Other (gains)/charges (United States)	(0.08)	0.74
Restructuring (Canada)	0.67	0.25
Inventory reserve adjustment (Canada)	—	0.16
Restructuring (Other Businesses)	0.94	—
Other charges (Other Businesses)	—	0.85
Restructuring (Unallocated expense)	0.18	0.15
Total pretax adjustments	1.91	2.41
Tax effect (1)	(0.21)	(0.55)
U.S. tax legislation (2)	(0.06)	—
Discrete tax items	(0.20)	(0.15)
Total, net of tax	1.44	1.71
Diluted earnings per share adjusted	$11.46	$11.58	(1)%
(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company’s ability to realize the associated tax benefits.
(2) U.S. tax legislation reflects 2017 impact of the benefit of re-measurement of deferred taxes, partially offset by one-time deemed repatriation tax.

The company updated its 2018 sales and earnings per share guidance issued on Nov. 10, 2017, to reflect U.S. tax legislation and 2017 actual results. The company still expects 3 to 7 percent sales growth and now expects earnings per share of $12.95 to $14.15 for 2018. The prior earnings per share guidance for 2018 was $10.60 to $11.80. The increase in the midpoint of the earnings per share guidance is composed of $0.50 from better than expected 2017 operating performance, $2.15 from a lower corporate tax rate under U.S. tax legislation and $0.06 from incremental share buybacks funded by the benefits of the tax legislation, partially offset by $0.10 of lower benefits from clean energy investments and $0.26 in increased investment in the business funded by the benefits of the tax legislation.

For the full year, the company generated $1.1 billion in operating cash flow versus $1.0 billion in 2016. Gross capital expenditures for the year were $237 million versus $284 million in 2016. Grainger repurchased approximately 3.0 million shares of stock for $605 million in 2017, and dividends paid in 2017 totaled $304 million. For the year, Grainger returned $910 million to shareholders in the form of share repurchases and dividends.

2017 Fourth Quarter
Sales for the 2017 fourth quarter of $2.6 billion were up 7 percent versus the 2016 fourth quarter. Reported net earnings of $151 million increased 149 percent versus $61 million in 2016. Reported fourth quarter earnings per share of $2.63 increased 160 percent versus $1.01 in 2016. Results for the quarter included restructuring costs and other charges as follows:

	Three Months Ended December 31,
	2017	2016	%
Diluted earnings per share reported	$2.63	$1.01	160%
Pretax adjustments:
Restructuring (United States)	0.25	0.10
Branch gains (United States)	(0.08)	(0.03)
Other (gains)/charges (United States)	(0.03)	0.75
Restructuring (Canada)	0.22	(0.01)
Restructuring (Other Businesses)	0.24	—
Other charges (Other Businesses)	—	0.87
Restructuring (Unallocated expense)	0.18	—
Total pretax adjustments	0.78	1.68
Tax effect (1)	(0.21)	(0.30)
U.S. tax legislation (2)	(0.06)	—
Discrete tax items	(0.20)	0.06
Total, net of tax	0.31	1.44
Diluted earnings per share adjusted	$2.94	$2.45	20%
(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company’s ability to realize the associated tax benefits.
(2) U.S. tax legislation reflects 2017 impact of the benefit of re-measurement of deferred taxes, partially offset by one-time deemed repatriation tax.

In the United States, restructuring charges related to branch closures and severance. Restructuring in Canada related to turnaround costs, which include branch closures. Discrete tax items included the release of tax reserves related to the expiration of statute of limitation periods, items related to uncertain tax positions or benefits and other items. The Other Businesses recorded restructuring charges related to Fabory and Latin America. In total there were $0.31 per share of charges net of tax benefits in the 2017 quarter versus $1.44 per share in the 2016 quarter.

Company
Company sales in the 2017 fourth quarter were up 7 percent versus the prior year. There were 63 selling days in both the 2017 fourth quarter and the 2016 fourth quarter. The sales increase consisted of an 11 percentage point increase from volume, partially offset by a 3 percentage point decline from price and a 1 percentage point decline from the divestiture of a specialty business.

Company operating earnings of $240 million for the 2017 fourth quarter increased 38 percent versus the 2016 quarter. The increase was driven by higher sales and gross profit dollars along with lower restructuring costs and other charges versus the prior year. The company’s gross profit margin for the quarter decreased 1.3 percentage points, primarily driven by price deflation in the United States, partially offset by higher gross profit margin in Canada. Operating expenses decreased 4 percent. Excluding restructuring items noted in the fourth quarter table, adjusted operating expenses were up 4 percent and adjusted operating earnings in the quarter were up 4 percent.

The company has two reportable business segments, the United States and Canada, which represented approximately 79 percent of company sales for the quarter. The remaining operating businesses are located in Europe, Asia and Latin America. The single channel online businesses are included in Other Businesses and are not reportable segments.

United States
Sales in the U.S. segment were up 5 percent versus the prior year. The sales increase consisted of a volume increase of 11 percentage points, partially offset by 5 percentage points from price and a 1 percentage point decline from the divestiture of a specialty business. Resellers and Heavy Manufacturing end markets had the strongest sales performance in the quarter.

U.S. segment operating earnings increased 16 percent versus the 2016 quarter. The increase was driven by higher sales and lower restructuring charges. The segment’s gross profit margin for the quarter decreased 1.8 percentage points driven by price deflation. Operating expenses decreased 6 percent due to lower restructuring charges. Excluding restructuring items, adjusted operating expenses were up 2 percent and adjusted operating earnings in the quarter were down 1 percent.

Canada
Sales in the Canada segment were up 5 percent in U.S. dollars versus the prior year. The sales increase consisted of 5 percentage points from favorable foreign exchange and a 4 percentage point increase from price, partially offset by a 4 percentage point decrease from volume. Sales to Oil and Gas and Agriculture/Mining customer end markets had the strongest performance in the quarter.

The Canada segment operating loss was $17 million versus a $10 million loss in the 2016 quarter, driven by higher operating expenses. The segment’s gross profit margin increased 1.4 percentage points, primarily due to price increases taken in the fourth quarter. Operating expenses increased 18 percent in the quarter due to restructuring charges. Excluding restructuring items, adjusted operating expenses were up 7 percent, up 2 percent in local currency, and adjusted operating earnings in the quarter were up 59 percent.

Other Businesses
Sales for the Other Businesses were up 16 percent versus the prior year, composed of volume and price. Sales growth in the Other Businesses was primarily driven by MonotaRO in Japan and Zoro in the United States.

The Other Businesses operating earnings were $11 million versus $36 million of operating losses in the 2016 fourth quarter. The increase was driven by impairment charges in 2016 for Fabory and Colombia. Excluding restructuring items, adjusted operating expenses were up 13 percent and adjusted operating earnings were up 51 percent.

Other
Other income and expense was a net expense of $32 million in the 2017 fourth quarter versus a net expense of $29 million in the 2016 fourth quarter. This increase was primarily due to additional interest expense from the $400 million of debt issued in May 2017 and higher losses from the company’s clean energy investments.

The effective tax rate in 2017 was 22.0 percent for the quarter and 33.5 percent for the full year, compared to 53.0 percent for the 2016 quarter and 37.9 percent for full year 2016. The lower rate in the fourth quarter was primarily due to the comparison to the prior year's non-tax deductibility of a goodwill impairment, discrete tax items from prior years and the tax benefit from stock-based awards. The lower rate in 2017 was driven by the tax benefit from stock-based awards, higher clean energy credits and U.S. tax legislation. The company’s clean energy investments generated $0.24 per share of earnings for the year. As a result of U.S. tax legislation signed into law on Dec. 22, 2017, the company is currently projecting a tax rate of

23.0 to 26.0 percent for 2018, versus its prior projection of 34.5 to 35.5 percent on Nov. 10, 2017.

Cash Flow
Operating cash flow was $336 million in the 2017 fourth quarter versus $335 million in the 2016 fourth quarter. The company used the cash generated during the quarter to invest in the business, pay down debt and return cash to shareholders through share repurchase and dividends. Capital expenditures were $46 million in the 2017 fourth quarter versus $71 million in the fourth quarter of 2016. In the 2017 fourth quarter, Grainger returned $248 million to shareholders through $79 million in dividends and $169 million to buy back 855,000 shares of stock. Free cash flow for the quarter was $299 million versus $271 million in the 2016 quarter.

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. Eastern Standard Time on Jan. 24, 2018, to discuss the fourth quarter and year. The webcast will be hosted by DG Macpherson and Ron Jadin, Senior Vice President and Chief Financial Officer and can be accessed at www.grainger.com/investor. For those unable to participate in the live event, a webcast replay will be available for 90 days at www.grainger.com/investor.

About Grainger
W.W. Grainger, Inc., with 2017 sales of $10.4 billion, is North America’s leading broad line supplier of maintenance, repair and operating products (MRO), with operations also in Europe, Asia and Latin America.

Visit www.grainger.com/investor to view information about the company, including a supplement regarding 2017 fourth quarter results. The Grainger website also includes more information through our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from our expectations include, among others: higher product costs or other expenses; a major loss of customers; loss or disruption of source of supply; increased competitive pricing pressures; failure to develop or implement new technologies; the implementation, timing and success of our strategic pricing initiatives; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; disruption of information technology or data security systems;

general industry or market conditions; general global economic conditions; currency exchange rate fluctuations; market volatility; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; natural and other catastrophes; unanticipated weather conditions; loss of key members of management; our ability to operate, integrate and leverage acquired businesses; changes in credit ratings; changes in effective tax rates and other factors which can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Senior Director, External Affairs	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	Irene Holman
847-535-5678	Senior Director, Investor Relations
O: 847-535-0809
M: 847-217-8679

Michael Ferreter
Senior Manager, Investor Relations
O: 847-535-1439
M: 847-271-6357

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net sales	$2,632,461	$2,470,710	$10,424,858	$10,137,204
Cost of merchandise sold	1,611,232	1,481,017	6,327,301	6,022,647
Gross profit	1,021,229	989,693	4,097,557	4,114,557
Warehousing, marketing and administrative expenses	781,290	815,464	3,048,895	2,995,060
Operating earnings	239,939	174,229	1,048,662	1,119,497
Other income (expense):
Interest income	1,205	243	2,570	717
Interest expense	(21,809)	(17,777)	(80,458)	(66,332)
Loss from equity method investment	(12,641)	(9,045)	(37,771)	(31,193)
Other non-operating income and (expense)	763	(2,341)	2,321	(3,631)
Total other expense	(32,482)	(28,920)	(113,338)	(100,439)
Earnings before income taxes	207,457	145,309	935,324	1,019,058
Income taxes	45,642	76,969	312,881	386,220
Net earnings	161,815	68,340	622,443	632,838
Net earnings attributable to noncontrolling interest	10,756	7,674	36,713	26,910
Net earnings attributable to W.W. Grainger, Inc.	$151,059	$60,666	$585,730	$605,928
Earnings per share -Basic	$2.64	$1.02	$10.07	$9.94
-Diluted	$2.63	$1.01	$10.02	$9.87
Average number of shares outstanding -Basic	56,681	59,171	57,675	60,431
-Diluted	56,954	59,566	57,983	60,840

Diluted Earnings Per Share
Net earnings as reported	$151,059	$60,666	$585,730	$605,928
Earnings allocated to participating securities	(1,136)	(518)	(4,668)	(5,406)
Net earnings available to common shareholders	$149,923	$60,148	$581,062	$600,522
Weighted average shares adjusted for dilutive securities	56,954	59,566	57,983	60,840
Diluted earnings per share	$2.63	$1.01	$10.02	$9.87

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Sales
United States	$1,991,510	$1,897,061	$7,960,075	$7,870,105
Canada	189,430	181,359	752,900	733,829
Other Businesses	559,409	483,534	2,120,303	1,884,963
Intersegment sales	(107,888)	(91,244)	(408,420)	(351,693)
Net sales to external customers	$2,632,461	$2,470,710	$10,424,858	$10,137,204

Operating earnings
United States	$290,524	$251,532	$1,213,138	$1,274,851
Canada	(17,110)	(10,156)	(76,538)	(65,362)
Other Businesses	11,456	(35,658)	55,633	40,684
Unallocated expense	(44,931)	(31,489)	(143,571)	(130,676)
Operating earnings	$239,939	$174,229	$1,048,662	$1,119,497

Company operating margin	9.1%	7.1%	10.1%	11.0%
ROIC* for Company			22.2%	22.8%
ROIC* for United States			40.0%	40.7%
ROIC* for Canada			(14.3)%	(11.4)%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 5-point average for the year). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (5-point average of $84.2 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (5-point average of $381.7 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	December 31, 2017	December 31, 2016
Cash and cash equivalents	$326,876	$274,146
Accounts receivable – net	1,325,186	1,223,096
Inventories	1,429,199	1,406,470
Prepaid expenses and other assets	124,728	116,517
Total current assets	3,205,989	3,020,229
Property, buildings and equipment – net	1,391,967	1,420,891
Deferred income taxes	22,362	64,775
Goodwill	543,903	527,150
Intangibles – net	569,115	586,126
Other assets	70,918	75,136
Total assets	$5,804,254	$5,694,307
Liabilities and Shareholders’ Equity
Short-term debt (1)	$40,608	$386,140
Current maturities of long-term debt	53,704	19,966
Trade accounts payable	731,582	650,092
Accrued compensation and benefits	254,560	212,525
Accrued contributions to employees’ profit sharing plans	92,682	54,948
Accrued expenses	313,766	290,207
Income taxes payable	19,759	15,059
Total current liabilities	1,506,661	1,628,937
Long-term debt (2)	2,248,036	1,840,946
Deferred income taxes and tax uncertainties	111,710	126,101
Employment-related and other non-current liabilities	110,114	192,555
Shareholders' equity (3)	1,827,733	1,905,768
Total liabilities and shareholders’ equity	$5,804,254	$5,694,307

(1)	Short-term debt decreased $346 million primarily due to a decrease in commercial paper of $370 million.
(2)
Long-term debt increased $407 million primarily due to the issuance of $400 million of 4.20% Senior Notes due 2047 in May 2017, with proceeds used primarily to repay short-term debt and repurchase stock.

(3)	Common stock outstanding as of December 31, 2017 was 56,328,863 compared with 58,804,314 shares at December 31, 2016, primarily due to share repurchases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Twelve Months Ended December 31,
	2017	2016
Cash flows from operating activities:
Net earnings	$622,443	$632,838
Provision for losses on accounts receivable	16,376	16,216
Deferred income taxes and tax uncertainties	(5,048)	(5,884)
Depreciation and amortization	264,064	248,857
Impairment of goodwill and other intangible assets	7,169	52,318
Net (gains) losses from sales of assets	12,222	(18,521)
Stock-based compensation	32,661	35,735
Losses from equity method investment	37,771	31,193
Change in operating assets and liabilities – net of business acquisitions and divestitures:
Accounts receivable	(103,126)	(45,600)
Inventories	(4,915)	(4,403)
Prepaid expenses and other assets	(5,024)	18,641
Trade accounts payable	72,332	72,882
Other current liabilities	112,445	(3,937)
Current income taxes payable	3,967	(3,513)
Accrued employment-related benefits cost	(6,380)	7,542
Other – net	(400)	(10,281)
Net cash provided by operating activities	1,056,557	1,024,083
Cash flows from investing activities:
Additions to property, buildings and equipment	(237,283)	(284,249)
Proceeds from sales of assets and divestitures	120,228	55,023
Equity method investment	(34,754)	(34,103)
Other – net	5,726	1,065
Net cash used in investing activities	(146,083)	(262,264)
Cash flows from financing activities:
Net (decrease) increase in commercial paper	(369,766)	39,748
Borrowings under lines of credit	62,505	36,055
Payments against lines of credit	(40,437)	(37,358)
Net increase of long-term debt	371,524	253,737
Proceeds from stock options exercised	47,418	34,125
Excess tax benefits from stock-based compensation	—	11,905
Payments for employee taxes withheld from stock awards	(27,884)	(21,107)
Purchase of treasury stock	(605,431)	(789,773)
Cash dividends paid	(304,473)	(302,971)
Net cash used in financing activities	(866,544)	(775,639)
Exchange rate effect on cash and cash equivalents	8,800	(2,170)
Net change in cash and cash equivalents	52,730	(15,990)
Cash and cash equivalents at beginning of year	274,146	290,136
Cash and cash equivalents at end of period	$326,876	$274,146

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as "adjusted" measures, including adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share.  Adjusted measures exclude items that may not be indicative of core operating results.  The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance.  Management believes adjusted operating earnings, adjusted net earnings and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses.  Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.  These adjusted financial measures should not be considered in isolation or as a substitute for reported results.  These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business.  The company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The reconciliations provided below reconcile the non-GAAP financial measures adjusted net earnings, adjusted diluted earnings per share, adjusted operating earnings and adjusted segment operating earnings with GAAP financial measures:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	%	2017	2016	%
Operating earnings reported	$239,939	$174,229	38%	$1,048,662	$1,119,497	(6)%
Restructuring (United States)	14,364	4,869		44,121	33,904
Branch gains (United States)	(4,831)	(1,693)		(32,863)	(18,236)
Other (gains)/charges (United States)	(1,487)	45,555		(4,510)	45,555
Restructuring (Canada)	12,778	(501)		39,287	14,998
Inventory reserve adjustment (Canada)	—	—		—	9,847
Restructuring (Other Businesses)	13,720	—		55,020	—
Other charges (Other Businesses)	—	52,318		—	52,318
Restructuring (Unallocated expense)	10,593	—		10,593	8,947
Subtotal	45,137	100,548		111,648	147,333
Operating earnings adjusted	$285,076	$274,777	4%	$1,160,310	$1,266,830	(8)%

Note: The $45.1 million of restructuring and other (gains)/charges is composed of the following: United States: $1.5 million of cost of merchandise sold expense and $6.5 million of operating expense; Canada: $5.7 million of cost of merchandise sold expense and $7.1 million of operating expenses; Other Businesses: $3.3 million of cost of merchandise sold expense and $10.4 million of operating expense; Unallocated expense: $10.6 million of operating expense.

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	%	2017	2016	%
Segment operating earnings adjusted
United States	298,570	300,263		1,219,886	1,336,074
Canada	(4,332)	(10,657)		(37,251)	(40,517)
Other Businesses	25,176	16,660		110,653	93,002
Unallocated expense	(34,338)	(31,489)		(132,978)	(121,729)
Segment operating earnings adjusted	$285,076	$274,777	4%	$1,160,310	$1,266,830	(8)%

Company operating margin adjusted	10.8%	11.1%		11.1%	12.5%
ROIC* for Company				24.6%	25.8%
ROIC* for United States				40.3%	42.6%
ROIC* for Canada				(7.0)%	(7.1)%

*Adjusted ROIC is calculated as defined on page 9, excluding the items adjusting operating earnings as noted above.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	%	2017	2016	%
Net earnings reported	$151,059	$60,666	149%	$585,730	$605,928	(3)%
Restructuring (United States)	9,013	3,049		30,352	21,234
Branch gains (United States)	(3,031)	(1,060)		(20,620)	(11,421)
Other (gains)/charges (United States)	(933)	28,531		(2,830)	28,531
Restructuring (Canada)	9,441	(370)		30,390	11,085
Inventory reserve adjustment (Canada)	—	—		—	7,278
Restructuring (Other Businesses)	11,580	—		55,324	—
Other charges (Other Businesses)	—	52,318		—	52,318
Restructuring (Unallocated expense)	6,647	—		6,647	5,603
U.S. tax legislation	(3,250)	—		(3,250)	—
Discrete tax items	(12,123)	3,784		(12,123)	(9,378)
Subtotal	17,344	86,252		83,890	105,250
Net earnings adjusted	$168,403	$146,918	15%	$669,620	$711,178	(6)%

Diluted earnings per share reported	$2.63	$1.01	160%	$10.02	$9.87	2%
Pretax adjustments:
Restructuring (United States)	0.25	0.10		0.76	0.56
Branch gains (United States)	(0.08)	(0.03)		(0.56)	(0.30)
Other (gains)/charges (United States)	(0.03)	0.75		(0.08)	0.74
Restructuring (Canada)	0.22	(0.01)		0.67	0.25
Inventory reserve adjustment (Canada)	—	—		—	0.16
Restructuring (Other Businesses)	0.24	—		0.94	—
Other charges (Other Businesses)	—	0.87		—	0.85
Restructuring (Unallocated expense)	0.18	—		0.18	0.15
Total pretax adjustments	0.78	1.68		1.91	2.41
Tax effect (1)	(0.21)	(0.30)		(0.21)	(0.55)
U.S. tax legislation (2)	(0.06)	—		(0.06)	—
Discrete tax items	(0.20)	0.06		(0.20)	(0.15)
Total, net of tax	0.31	1.44		1.44	1.71
Diluted earnings per share adjusted	$2.94	$2.45	20%	$11.46	$11.58	(1)%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the Company's ability to realize the associated tax benefits.
(2) U.S. tax legislation reflects 2017 impact of the benefit of re-measurement of deferred taxes, partially offset by one-time deemed repatriation tax.

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